Exhibit 10.31

MEDEQUITIES REALTY TRUST, INC.

2014 EQUITY INCENTIVE PLAN

STOCK UNITS AGREEMENT

MedEquities Realty Trust, Inc., a Maryland corporation (the “Company”), hereby grants stock units (“Stock Units”) for shares of its common stock, $0.01 par value per share (“Common Stock”), to the Grantee named below, subject to the vesting and other conditions set forth below.  Additional terms and conditions of the grant are set forth in this cover sheet and in the attachment (collectively, the “Agreement”) and in the Company’s 2014 Equity Incentive Plan (as amended from time to time, the “Plan”). Capitalized terms used but not defined herein shall have the meanings given them in the Plan.

Name of Grantee:

“Target” Number of Stock Units: [            ]   (the “Target Award”)*

Grant Date:

*The actual number of Stock Units earned may range from 0% to 150% of the Target Award, depending on the extent to which applicable vesting conditions set forth in the following Vesting Schedule and Exhibit A are satisfied.

Vesting Schedule:  Subject to your continuous Service and other limitations set forth in this Agreement and the Plan, the Stock Units shall vest as follows:

•	25% of the Stock Units will vest based on the Company’s absolute total return to stockholders (“TSR”) (the “Absolute TSR Units”)

•	25% of the Stock Units will vest based on the Company’s TSR compared to the performance of the FTSE NAREIT Equity Healthcare REIT Index (the “Relative TSR Units”)

•	25% of the Stock Units will vest based on growth in “Gross Real Estate Investments” (defined in Exhibit A) (the “Asset Growth Units”)

•	25% of the Stock Units will vest based on growth in “AFFO Per Share” (defined in Exhibit A) (the “AFFO Per Share Growth Units”)

Except to the extent provided otherwise in the Agreement, for each of the above performance goals, performance will be measured over a three-year performance period commencing on January 1, 2018 and ending on December 31, 2020 (the “Performance Period”). The methodology for determining performance during the Performance Period is described in Exhibit A.

By your signature below, you agree to all of the terms and conditions described herein, in the attached Agreement and in the Plan, a copy of which is also attached.  You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this cover sheet or Agreement should appear to be inconsistent.

Grantee:		Date:
(Signature)

Company:		Date:
(Signature)
Title:

Attachment

This is not a stock certificate or a negotiable instrument.

MEDEQUITIES REALTY TRUST, INC.

2014 EQUITY INCENTIVE PLAN

STOCK UNITS AGREEMENT

Stock Units

This Agreement evidences an award of stock units for Shares in the number set forth on the cover sheet and subject to the vesting and other conditions set forth herein, in the Plan and on the cover sheet (the “Stock Units”).

Transfer of Unvested Stock Units

Except as authorized by the Committee in writing, unvested Stock Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered, whether by operation of law or otherwise, nor may the Stock Units be made subject to execution, attachment or similar process.  If you attempt to do any of these things without the Committee’s written authorization, the Stock Units will immediately become forfeited.

Vesting

The Company will issue your Stock Units in the name set forth on the cover sheet.

Your rights under this Stock Units grant and this Agreement shall vest in accordance with the vesting schedule set forth on the cover sheet so long as you continue in Service through the vesting dates set forth on the cover sheet.

Notwithstanding your vesting schedule, the unvested Stock Units will become fully vested (which shall be interpreted as meaning 150% of the “Target Award” will vest) upon the termination of your Service by the Company other than for Cause (other than death or Disability) or by you for Good Reason.

Change in Control

Notwithstanding the vesting schedule set forth above or anything to the contrary contained in the Plan, (i) if a Change in Control that is not an Unfavorable Limited Change in Control (defined below) occurs before July 1, 2019, the unvested Stock Units will become fully vested (which shall be interpreted as meaning 150% of the “Target Award” will vest) as of the date of the Change in Control, (ii) in the event of a Change in Control that constitutes an Unfavorable Limited Change in Control (defined below), the Grantee’s unvested Stock Units shall not vest due to the Change in Control and shall instead immediately be forfeited and (iii) if a Change in Control that is not an Unfavorable Limited Change in Control occurs on or after July 1, 2019, and on or before December 31, 2019, performance under all performance goals will be measured up to the date of the Change in Control in the manner described in Exhibit A, with any Stock Units that vest based on such performance being deemed vested as of the date of the Change in Control, and any Stock Units that do not vest based on such performance being forfeited as of the date of the Change in Control.

For purposes of this Agreement, the following definitions shall apply:

“IPO” means the Company’s first underwritten public primary offering of its Common Stock.

“Limited Change in Control” means a Change in Control resulting from (i) the consummation of a merger or consolidation of the Company with any other entity or the issuance of voting securities in connection with a merger or consolidation of the Company or MedEquities Realty Operating Partnership, LP, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) at least 50.1% of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of either of the then outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities; or (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction or series of transactions within a period of twelve months ending on the date of the last sale or disposition having a similar effect).

“Unfavorable Limited Change in Control” means a Limited Change in Control that occurs within thirty six (36) months following the consummation of an IPO if, in the Limited Change in Control, the Total Return Per Share to Stockholders is less than $15.00 per share; provided, however, that, notwithstanding the foregoing, a Limited Change in Control shall not constitute an Unfavorable Limited Change in Control if at any time following one hundred eighty (180) days after the consummation of an IPO, (A) the highest sixty (60) trading-day volume weighted average price for a Share is equal to or exceeds $15.00 per Share, and (B) the total trading volume of Common Stock during such sixty (60) trading-day period is at least 5.6 million shares.

“Total Return Per Share to Stockholders” means the sum of (i) the aggregate amount of cash and the fair market value (determined as set forth below) of any securities or other property or consideration directly or indirectly paid and received per share of Common Stock in connection with any Limited Change in Control, including any liquidating distributions, plus (ii) the aggregate amount of cash and the fair market value (determined as set forth below) of any securities or other property or consideration distributed by the Company per share of Common Stock  following the consummation of an IPO.  For purposes of computing fair market value of any securities or other property or consideration other than cash, (x) publicly-traded securities shall be valued at the average of their 4:00 p.m. closing prices (as reported in The Wall Street Journal) for the five trading days prior to the date which is two business days prior to the date of announcement of the Limited Change in Control and (y) any other securities, property or consideration shall be valued at the fair market value thereof as determined in good faith by the Board.”

Delivery

As your Stock Units vest, the Company will issue the Shares to which the then vested Stock Units relate.  The resulting aggregate number of vested Shares will be rounded to the nearest whole number, and you cannot vest in more than the maximum number of Shares covered by this grant.  The issuance of Shares underlying any Stock Units that vest shall be made within two and one-half months after the last day of the Performance Period (or, if for any reason the Stock Units vest before the last day of the Performance Period, within two and one-half months after the date the Stock Units vest).

Evidence of Issuance

The issuance of the Shares under the grant of Stock Units evidenced by this Agreement shall be evidenced in such a manner as the Company, in its discretion, will deem appropriate, including, without limitation, book-entry, registration or issuance of one or more Share certificates.  You will have no further rights with regard to a Stock Unit once the Share related to such Stock Unit has been issued.

Forfeiture of Unvested Stock Units

Unless the termination of your Service triggers accelerated vesting of your Stock Units, or other treatment pursuant to the terms of this Agreement, the Plan, or in an employment or any other written agreement between the Company or any Affiliate, as applicable, and you, you will automatically forfeit to the Company all of the unvested Stock Units in the event you are no longer providing Service for any reason. To the extent any such agreement or arrangement provides for “full” (or words of similar import) vesting of the Stock Units, it shall be interpreted as meaning 150% of the “Target Award” will vest.

Leaves of Absence

For purposes of this Agreement, your Service does not terminate when you go on a bona fide leave of absence that was approved by your employer in writing if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law.  Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

Your employer may determine, in its discretion, which leaves count for this purpose, and when your Service terminates for all purposes under the Plan in accordance with the provisions of the Plan. Notwithstanding the foregoing, the Company may determine, in its discretion, that a leave counts for this purpose even if your employer does not agree.

Withholding Taxes

You agree as a condition of this grant that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the vesting or receipt of the Stock Units within a reasonable period of time, or you shall forfeit the Shares.  In the event that the Company or any Affiliate determines that any federal, state, local or foreign tax or withholding payment is required relating to the vesting or receipt of Shares arising from this grant, the Company or any Affiliate shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate (including withholding the delivery of vested Shares otherwise deliverable under this Agreement).

Retention Rights

This Agreement and the grant evidenced hereby do not give you the right to be retained by the Company or any Affiliate in any capacity. Unless otherwise specified in an employment or other written agreement between the Company or any Affiliate and you, the Company or any Affiliate reserves the right to terminate your Service at any time and for any reason.

Stockholder Rights

You, or your estate or heirs, do not have any of the rights of a stockholder with respect to any vested or unvested Stock Units (other than with respect to the Dividend Equivalent Rights described below) until the Shares have been issued to you and either a certificate evidencing your Shares have been issued or an appropriate entry has been made on the Company’s books.

Your grant shall be subject to the terms of Section 18 of the Plan in the event of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Dividend Equivalent Rights

You shall also be entitled to Dividend Equivalent Rights with respect to your Stock Units, as described herein.  If the Company declares a normal cash dividend on its Shares and the record date of such dividend is prior to the earlier of the date your Stock Units are settled in full or terminate, you will receive a dividend equivalent credit equal to such normal cash dividend for each outstanding Stock Unit.  Any such dividend equivalent credits shall be accumulated (without interest) and shall be subject to the same terms and conditions as are applicable to the Stock Units to which the dividend equivalents relate, including, without limitation, the restrictions on transfer, forfeiture, vesting and payment provisions contained in this Agreement.  For avoidance of doubt, dividend equivalents shall be paid in cash on the date the Stock Units to which they relate are converted into Shares.

Clawback	If the Company adopts a “clawback” or recoupment policy, this Award will be subject to repayment to the Company to the extent so provided under the terms of such policy.
Applicable Law

This Agreement will be interpreted and enforced under the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan

The text of the Plan is incorporated in this Agreement by reference.

Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant; except that any written employment, consulting, confidentiality, non-competition, non-solicitation and/or severance agreement between you and the Company or any Affiliate shall supersede this Agreement with respect to its subject matter, except as set forth above under “Change in Control.” Any other prior agreements, commitments or negotiations concerning this grant are superseded.

Data Privacy

In order to administer the Plan, the Company may process personal data about you.  Such data includes, but is not limited to, information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as your contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this grant, you give explicit consent to the Company to process any such personal data.

Code Section 409A

It is intended that this Award comply with Code Section 409A or an exemption to Code Section 409A, and this Award shall be interpreted accordingly.  To the extent that the Company determines that you would be subject to the additional 20% tax imposed on certain non-qualified deferred compensation plans pursuant to Code Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax.  The nature of any such amendment shall be determined by the Company. For purposes of this Award, a termination of Service only occurs upon an event that would be a separation from service within the meaning of Code Section 409A.

By signing this Agreement, you agree to all of the terms and conditions described above and in the Plan.

Exhibit A

The number of Stock Units that vest (determined separately with respect to each category of Stock Units, with each category representing 25% of the Target Award*) will be determined as follows (rounded down to the nearest whole share):

Absolute TSR Units
Absolute TSR	% of Units That Vest
18.0%	0%
21.0%	50%
24.0%	100%
30.0% or greater	150%

Relative TSR Units
TSR Compared to FTSE NAREIT Equity Healthcare REIT Index	% of Units That Vest
Index -4%	0%
= Index	75%
Index +2% or greater	100%
Index +4% or greater	150%

Asset Growth Units
Asset Growth	% of Units That Vest
$0	0%
$450,000,000	50%
$600,000,000	100%
$750,000,000	150%

AFFO Per Share Growth Units
AFFO Per Share Growth	% of Units That Vest
0%	0%
6.88%	50%
14.09%	100%
21.67%	150%

*The “Target Award” is the total “Target” number of Stock Units awarded, as reflected on the first page of the Stock Unit Agreement.

To the extent performance is between any two designated amounts, the percentage of the Target Award earned will be determined using a straight line linear interpolation between the two designated amounts.

Absolute TSR Units:

For purposes of calculating the number of Absolute TSR Units that vest, the Company’s TSR will be equal to (i) (a) the value per Share at the end of the Performance Period, assuming reinvestment on the payment date of dividends and any other stockholder payouts during the Performance Period in additional Shares, less (b) the value per Share at the beginning of the Performance Period, divided by (ii) the value per Share at the beginning of the Performance Period, expressed as a percentage (rounded to the nearest tenth of a percent (0.1%)).  For this purpose, the value per Share at the beginning of the Performance Period will be the average closing stock price over the last fifteen (15) trading days ending on the last trading day in 2017, and the value per Share at the end of the Performance Period will be (y) if the Shares are listed on a Stock Exchange or publicly traded on a Securities Market, the average closing stock price over the last fifteen (15) trading days ending on the last trading day of the Performance Period, or (z) if the Shares are not listed on a Stock Exchange or publicly traded on a Securities Market, as determined by the Committee in good faith.

Relative TSR Units:

For purposes of calculating the number of Relative TSR Units that vest, the Company’s TSR will be compared to the compounded annual growth rate, expressed as a percentage (rounded to the nearest tenth of a percent (0.1%)), in the value of total return version of the FTSE NAREIT Equity Healthcare REIT Index over the Performance Period, calculated from information publicly available in a manner consistent with the manner for calculating TSR.  If the FTSE NAREIT Equity Healthcare REIT Index is discontinued, a comparable index will be selected by the Committee in good faith and used for purposes of determining the number of Relative TSR Units Earned.

Asset Growth Units:

For purposes of calculating the number of Asset Growth Units that vest, “Asset Growth” shall equal (i) the Company’s “Gross Real Estate Investments” at the end of the Performance Period less (ii) the Company’s “Gross Real Estate Investments” as of December 31, 2017.  For this purpose, “Gross Real Estate Investments” shall mean the gross purchase price paid or funded for real estate investments (including, but not limited to, properties, mortgage notes receivable, equity method investments, cost method investments, partnerships, and joint ventures), including any debt assumed or incurred at acquisition to fund the acquisition of the real estate investment, which generates incremental revenue to the Company as documented in the lease or other underlying contractual arrangements.

Further guidance in the determination of Gross Real Estate Investments is as follows:

1.

The determination of Gross Real Estate Investments will ignore the balance sheet classification resulting from the purchase price allocation for GAAP accounting purposes as required by ASC 805, Business Combinations (“ASC 805”), including asset acquisitions.

2.

Costs directly attributable to the acquisition of real estate investments, referred to as acquisition costs, shall be excluded unless these costs generate incremental cash revenue to the Company from such investment as outlined in the underlying contractual arrangements.

3.	Any non-cash impairment charges incurred on real estate investments shall reduce the amount of Gross Real Estate Investments at the time such impairment charge is recognized.
4.

Any increase in Gross Real Estate Investments as a result of the application of GAAP accounting principles included in ASC 805 (including asset acquisition accounting) shall be reduced by any corresponding liability recorded, whether partially or in total.

5.

Any non-cash gain or loss recognized upon initial application of ASC 805 to a real estate acquisition shall be excluded.  This would include any adjustments to the fair value of assumed debt in a real estate investment transaction.

6.

Any lease incentives, tenant allowances or other amounts that generate incremental cash revenue to the Company under the contractual arrangement shall be included in the determination of Gross Real Estate Investments, whether or not such amounts increase real estate investments for GAAP accounting purposes.  All other such items shall be excluded.

7.

Any capital expenditures paid by the Company on owned real estate properties shall be included in the determination of Gross Real Estate Investments to the extent the Company earns a return on those invested dollars.

8.	The Gross Real Estate Investment attributable to Lakeway Hospital shall be determined as the Company’s consolidated basis, less any equity cash contributions by non-controlling interests.
9.

Any other consolidated non-wholly owned investments shall be included at the Company’s consolidated basis, after application of the guidance for determining Gross Real Estate Investments included herein, less any equity cash contributions from third-party non-controlling interest holders.

10.	Any items not specifically addressed in this section impacting the Company’s basis in its real estate investments for GAAP accounting purposes shall follow the GAAP accounting treatment.

AFFO Per Share Growth Units:

For purposes of calculating the number of AFFO Per Share Growth Units that vest, except to the extent adjusted pursuant to the “Leverage Adjustment” (described below), the Company’s AFFO Per Share Growth will be equal to (i) (a) the Company’s AFFO Per Share in 2018, 2019 and 2020, which shall be calculated by adding the quarterly AFFO Per Share for each of the 12 quarters commencing with Q1 of 2018 and ending with Q4 of 2020, and dividing the sum thereof by 3, less (b) the Company’s 2017 AFFO Per Share, divided by (ii) the 2017 AFFO Per Share, expressed as a percentage (rounded to the nearest one-hundredth of a percent (0.01%)).  For this purpose, “AFFO Per Share” means Adjusted Funds From Operations attributable to common stockholders per share on a diluted basis, as reported by the Company in its periodic filings with the Securities and Exchange Commission, and “2017 AFFO Per Share” is calculated by adding the Company’s quarterly AFFO Per Share for each of the 4 quarters for the year ending December 31, 2017.

“Leverage Adjustment”

To the extent that the Company’s leverage ratio (calculated as net debt divided by total assets as reflected in the Company’s balance sheet (calculated in accordance with GAAP), plus accumulated depreciation (gross assets)) exceeds 50% during any consecutive 12 months or more within the Performance Period (the “Excess Leverage Period”), AFFO Per Share for each quarterly reporting period within the Excess Leverage Period shall be adjusted as follows:

Step 1: Determine the amount by which net debt would need to be reduced to lower the leverage ratio to 50% for the entire period that the leverage ratio exceeds the 50% leverage threshold (such amount, the “Excess Indebtedness”).

Step 2: Convert the Excess Indebtedness into “Pro Forma Common Stock” by dividing the Excess Indebtedness by the “Pro Forma Common Stock Offering Price.”  For this purpose, the “Pro Forma Common Stock Offering Price” shall be the average closing market price of the Company’s common stock during the quarterly period in which the leverage ratio exceeds the 50% leverage threshold, reduced by 7% (representing a 3% market rate discount and a 4% as an underwriting discount).

The amount of Pro Forma Common Stock shall increase the denominator used in the determination of Quarterly AFFO Per Share for each quarterly reporting period in the Excess Leverage Period.  When only a portion of a quarter is impacted by the excess leverage, the Pro Forma Common Stock adjustment shall be prorated for the period of time the leverage ratio exceeded 50%.  The numerator used in the determination of Quarterly AFFO Per Share for each quarterly reporting period in the Excess Leverage Period shall be adjusted by an amount representing the decrease in interest expense that would have resulted from the net proceeds received in the deemed pro forma common stock offering.  This pro forma interest adjustment shall be determined by multiplying the Excess Indebtedness (which represents the net proceeds from the pro forma common stock offering) by the respective quarterly weighted-average interest rate on indebtedness during the quarterly reporting period in the Excess Leverage Period.  When only a portion of a quarterly reporting period has experienced Excess Indebtedness, the weighted-average interest rate from the date the Excess Indebtedness was incurred shall be used.

Change in Control:

Notwithstanding the foregoing, if, pursuant to the Agreement, performance is to be measured up to the date of a Change in Control rather than through the last day of the Performance Period, the number of Stock Units that vest will be determined as follows (rounded down to the nearest whole share): (i) the number of Absolute TSR Units, the Asset Growth Units and the AFFO Per Share Growth Units that vest, if any, shall be calculated based on the Company’s actual performance through the date immediately preceding the date of the Change in Control (such date, the “Measurement Date”), with the percentages in the left column of the tables on the first page of this Exhibit A prorated by multiplying such percentages by a fraction, the numerator of which is the number of days from and including the first day of the Performance Period through the Measurement Date, and the denominator of which is 1,095; and (ii) the number of Relative TSR Units that vest, if any, shall be calculated in accordance with this Exhibit A based on TSR calculated through the Measurement Date.  Notwithstanding the foregoing, for purposes of the AFFO Per Share Growth Units only, the Measurement Date shall be the last day of the most recently completed quarter for which financial statements are available.